EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Trenwick Group Ltd.

We consent to incorporation by reference in registration statement (No. 333-47690) on Form S-8 and registration statement (No. 333-63402) on Form S-3 of Trenwick Group Ltd. of our report dated November 10, 2000, relating to the consolidated balance sheet of LaSalle Re Holdings Limited and subsidiaries (the predecessor of Trenwick Group Ltd.) as of December 31, 1999 and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for the period from October 1, 1999 to December 31, 1999 and for the year ended September 30, 1999, and all related schedules, which report appears in the December 31, 2001 annual report on Form 10-K of Trenwick Group Ltd., and to the reference to our firm under the heading "Experts."

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of LaSalle Re Holdings Limited, listed in Item 14. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


/s/ Deloitte & Touche
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DELOITTE & TOUCHE
Chartered Accountants

Hamilton, Bermuda
March 18, 2002